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                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -

Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-455-5400
             - or -
             011-49-40-733-63-256


ROFIN-SINAR REPORTS RESULTS FOR SECOND QUARTER FISCAL YEAR 2006

ORDER ENTRY AND SALES ON RECORD LEVEL


Plymouth, MI / Hamburg, Germany, May 4, 2006 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its second fiscal quarter and six months ended March 31, 2006.

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)


                     Three months ended             Six months ended
                    3/31/06   3/31/05   % Change   3/31/06   3/31/05  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $ 99,730  $ 95,368   +   5 %   $195,151  $186,725  +   5 %
Net income          $ 11,663  $  8,738   +  33 %   $ 23,020  $ 17,256  +  33 %
Earnings per share
  "Diluted" basis   $   0.75  $   0.56   +  34 %   $   1.48  $   1.11  +  33 %


The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for March 31, 2005, which was 15.6 million and did not include stock-based compensation expense under SFAS 123R. The quarter ended March 31, 2006, calculation is based on 15.6 million weighted-average shares outstanding and includes $0.7 million ($0.6 million net of tax) of stock compensation expense related to the implementation of SFAS 123R.

"We are very pleased to deliver another strong quarter of encouraging results", commented Gunther Braun, CEO and President of RSTI. "The record level of order entry and sales are strong indicators that we are successful in the execution of our strategy which is leveraging on our strengths and experiences in providing solutions for the industrial laser material processing markets."










FINANCIAL REVIEW

Second Quarter

Net sales totaled $99.7 million for the second quarter ended March 31, 2006, a 5%, or $4.3 million increase over the comparable quarter of fiscal 2005. The strengthening of the US-dollar, mainly against the Euro, had the effect to decrease net sales by $5.8 million in the second quarter. Gross profit totaled $43.5 million, compared to $37.6 million in the same period of fiscal year 2005, gross profit margin increased by 4% to 44% of net sales. Net income amounted to $11.7 million, or 12% of net sales, compared to $8.7 million, or 9% of net sales, in the same period last year. Diluted earnings per share equaled $0.75 for the quarter based upon 15.6 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.56 based upon
15.6 million weighted-average common shares outstanding for the same period last fiscal year. The second quarter was impacted by the first-time implementation of SFAS 123R, which resulted in $0.6 million net of income tax stock-based compensation expense.

SG&A increased by $2.2 million to $19.0 million, representing 19% of net sales. In addition, the amortization expense in the second quarter of fiscal year 2006 decreased by $0.4 million over the comparable period last year to $0.9 million (1% of net sales) because a portion of the intangibles acquired with PRC and Lee Laser became fully amortized. Also, net R&D expenses increased by $0.1 million to $5.8 million, representing 6% of net sales.

Compared to the second quarter ended March 31, 2005, net sales of laser products for macro applications slightly decreased by 1% to $49.3 million, while net sales of lasers for marking and micro applications increased by 11% to $50.4 million.

Six Months

For the six months ended March 31, 2006, net sales totaled $195.2 million, an increase of $8.5 million or 5% over the comparable period in 2005. The strengthening of the US-dollar, mainly against the Euro, had the effect to decrease net sales by $11.5 million. Gross profit for the period was $84.3 million, $10.5 million higher than in 2005. Net income for the six month period ended March 31, 2006, totaled $23.0 million, with diluted earnings per share of $1.48 based upon the weighted average of 15.6 million common shares outstanding. The six months period was impacted by the first-time implementation of SFAS 123R, which resulted in $1.2 million net of income tax stock-based compensation expense.

Net sales of lasers for macro applications decreased by $3.9 million or 4% to $95.0 million, while net sales of lasers for marking and micro applications increased by $12.4 million or 14% to $100.2 million from the comparable period in fiscal 2005.

On a geographical basis, net sales in North America in the first six months showed an increase of 12% and totaled $62.1 million (2005: $55.5 million). In Europe/Asia, net sales increased by 2% to $133.1 million (2005: $131.2 million).

Order entry for the second quarter was $115.5 million, a new record high. This resulted in an order backlog on March 31, 2006, of $88.8 million for laser products.

OUTLOOK
"Based on our solid backlog we proceed confidently into the next quarter. The demand for our Macro products, in particular the CO2 laser product lines and specific welding applications, gained steady momentum, and our Micro and Marking products will continue to benefit from the positive business environment", commented Gunther Braun. "We believe that our commitment to the Asian markets will further enhance our future growth."




With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 22,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, May 4, 2006. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Reema Parikh at 212-889-4350 or Erin Gordon at +44(0) 207 614 2900)



(Tables to follow)













































ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months            Six Months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                3/31/06      3/31/05    3/31/06      3/31/05
                               ----------  ----------  ----------  ----------
-Macro                         $  49,355   $  49,787   $  94,979   $  98,914
-Micro                            50,375      45,581     100,172      87,811
                               ----------  ----------  ----------  ----------
Net sales                         99,730      95,368     195,151     186,725
Cost of goods sold                56,234      57,771     110,822     112,961
                               ----------  ----------  ----------  ----------
    Gross profit                  43,496      37,591      84,329      73,764
Selling, general, and
    administrative expenses       18,964      16,783      35,874      33,643
Intangibles amortization             868       1,274       1,727       2,840
Research and development expenses  5,831       5,702      11,588      11,486
                               ----------  ----------  ----------  ----------
    Income from operations        17,833      13,832      35,140      25,795
Other expense (income)           (   460)        308     ( 1,105)    (   900)
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest       18,293      13,524      36,245      26,695
Income tax expense                 6,399       4,641      12,840       9,230
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                  11,894       8,883      23,405      17,465
Minority interest                    231         145         385         209
                               ----------  ----------  ----------  ----------
    Net income                  $ 11,663    $  8,738    $ 23,020    $ 17,256
                               ==========  ==========  ==========  ==========
Net income per common share
  * "diluted" basis             $   0.75    $   0.56    $   1.48    $   1.11
 ** "basic" basis               $   0.76    $   0.58    $   1.51    $   1.15

* The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.6 million for each of the fiscal quarters and 15.5 million and 15.6 million for the six month periods ending March 31, 2006 and 2005. In addition the quarter and the six months period ended March 31, 2006, include $0.7 million ($0.6 million net of tax), and $1.3 million ($1.2 million net of tax), respectively, of stock compensation expense related to the implementation of SFAS 123R.

** The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 15.3 million and 15.1 million for the fiscal quarters ending March 31, 2006 and 2005, and 15.2 million and 15.0 million for the six month periods.


ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)
                                                       At            At
                                                     3/31/06       9/30/05
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short term investments                          $ 138,161      $ 119,277
  Trade accounts receivable, net                       76,810         77,523
  Inventories net                                     113,075        107,105
  Other current assets                                 13,790         12,610
                                                   -----------     ----------
    Total current assets                              341,836        316,515

  Net property and equipment                           34,223         34,221
  Other non-current assets                             77,397         77,902
                                                   -----------     ----------
    Total non-current assets                          111,620        112,123
                                                   -----------     ----------
    Total assets                                    $ 453,456      $ 428,638
                                                   ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                   $  16,207      $  20,152
  Accounts payable, trade                              18,783         14,702
  Other current liabilities                            62,230         59,658
                                                   -----------     ----------
    Total current liabilities                          97,220         94,512

  Long-term debt                                       18,815         20,850
  Other non-current liabilities                        19,810         19,110
                                                   -----------     ----------
    Total liabilities                                 135,845        134,472
    Net stockholders' equity                          317,611        294,166
                                                   -----------     ----------
    Total liabilities and stockholders' equity      $ 453,456      $ 428,638
                                                   ===========     ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as the demand for our Macro products, in particular the CO2 laser product lines and specific welding applications, gained steady momentum, our Micro and Marking products will continue to benefit from the positive business environment and we believe that our commitment to the Asian markets will further enhance our future growth is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.